Exhibit 99.1

PRESS RELEASE

November 28, 2006

Mission Community Bancorp; San Luis Obispo, CA

Symbol: MISS

FOR IMMEDIATE RELEASE

Anita M. Robinson, President and Chief Executive Officer of Mission Community Bancorp, San Luis Obispo, California, announced that the Company’s Board of Directors, at their November 27, 2006 Board Meeting, approved a $0.12 per share cash dividend on the Company’s Common Stock (symbol: MISS).  The dividend will be paid on or about December 18, 2006, to shareholders of record on December 8, 2006.  The cash dividend also relates to the Company’s Series A Preferred Stock ($0.06 per share) and Series B Preferred Stock ($0.12 per share) and Series C Preferred Stock ($0.12 per share).  This is the fifth cash dividend paid by Mission Community Bancorp since 2002.

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in San Luis Obispo, Paso Robles and Arroyo Grande and a Business Banking Center located at 3480 South Higuera in San Luis Obispo.

Mission Community Bank, a SBA Preferred Lender, is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several awards for its success in small business lending and community development banking services.

For more information, please contact Anita Robinson at Mission Community Bancorp (805) 782-5000.

581 Higuera Street - San Luis Obispo, California 93401 - 805-782-5000 - Fax 805-782-5034